Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated April 26, 2013, relating to the financial statements and financial statement schedule of Canadian Solar Inc., and the effectiveness of Canadian Solar Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Canadian Solar Inc. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

July 11, 2013